Exhibit 99.1

INVESTOR AND MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS ANNOUNCES $400 MILLION SHARE REPURCHASE AUTHORIZATION

DEERFIELD, Ill. – Feb. 22, 2016 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, today announced its Board of Directors has authorized the repurchase of up to $400 million of shares of the Company’s common stock over the next two years on the open market or in privately negotiated transactions in accordance with applicable securities laws. The purchases, if made, will occur from time to time depending on market conditions.

“We have deployed approximately $1.9 billion of capital from 2012 through 2015, but we believe that we can deploy an additional $2.0 billion to $2.5 billion to drive incremental value as the housing market continues to recover to mid-cycle levels over the next three years,” said Chris Klein, chief executive officer, Fortune Brands.

The newly announced share repurchase authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. This authorization is in effect until February 16, 2018, and may be suspended or discontinued at any time.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The Company’s trusted brands include MasterBrand cabinets, Moen faucets, Therma-Tru entry door systems, and Master Lock and SentrySafe security products. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” regarding business strategies, and other matters. Future or conditional verbs such as “will,” “can” and “may” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including but not limited to: the factors discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date hereof.

Source: Fortune Brands Home & Security, Inc.